Exhibit 99.1

New World Systems
Corporation

Financial Statements

December 31, 2014, 2013 and 2012

New World Systems Corporation

Index

December 31, 2014. 2013 and 2012

Page(s)

Independent Auditor’s Report1

Financial Statements

Balance Sheets2

Statements of Income3

Statements of Stockholders’ Equity4

Statements of Cash Flows5

Notes to Financial Statements6–13

To the Board of Directors of
New World Systems Corporation

We have audited the accompanying financial statements of New World Systems Corporation, which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New World Systems Corporation as of December 31, 2014 and 2013 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

March 18, 2015

New World Systems Corporation

Balance Sheets

December 31, 2014 and 2013

Assets	2014	2013

Current assets
Cash and cash equivalents	$48,018,002	$75,720,549
Accounts receivable, trade (net of allowance for doubtful accounts	31,754,334	28,786,273
of $800,000 and $874,947 in 2014 and 2013, respectively)
Prepaid expenses and other current assets	2,814,430	1,515,175
Total current assets	82,586,766	106,021,997

Land and land improvements	4,244,603	—
Building	8,821,671	—
Computer/office equipment and software	5,408,304	6,944,075
Furniture and fixtures	2,250,888	1,458,941
Leasehold improvements	227,813	227,813
	20,953,279	8,630,829
Less: Accumulated depreciation and amortization	(5,043,013)	(7,086,175)
Net property and equipment	15,910,266	1,544,654
Total assets	$98,497,032	$107,566,651
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	326,291	352,837
Accounts payable	763,361	706,938
Accrued liabilities	6,509,727	8,630,228
Customer deposits	1,275,831	886,860
Deferred revenues	47,107,646	44,171,530
Total current liabilities	55,982,856	54,748,393
Long-term liabilities
Long-term debt and notes payable	530,025	808,062
Deferred revenues	6,175,416	5,034,779
Other long term liabilities	419,386	437,810
Total liabilities	63,107,683	61,029,044
Stockholders' equity
Common stock, no par value, 5,000,000 shares authorized;
3,222,250 and 3,186,800 shares issued and outstanding
at December 31, 2014 and 2013, respectively	1,795,080	1,100,750
Notes receivable, employee stock	(9,540)	(32,378)
Retained earnings	33,603,809	45,469,235
Total stockholders' equity	35,389,349	46,537,607
Total liabilities and stockholders' equity	$98,497,032	$107,566,651

The accompanying notes are an integral part of these financial statements.

New World Systems Corporation

Statements of Income

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Revenues:
Software licenses	$22,159,377	$23,936,196	$15,423,885
Subscriptions	3,853,587	2,670,403	1,891,507
Software services	28,142,551	24,610,954	26,486,773
Maintenance	60,312,760	56,990,421	54,083,857
Hardware and other	1,912,930	2,599,870	982,967
Total revenues	116,381,205	110,807,844	98,868,989

Cost of revenues:
Software licenses	825,772	209,200	591,859
Software services, maintenance and subscriptions	22,823,249	20,327,347	20,420,204
Hardware and other	1,552,952	1,831,805	887,790
Total cost of revenues	25,201,973	22,368,352	21,899,853

Gross profit	91,179,232	88,439,492	76,969,136

Selling, general and administrative expenses	42,776,335	40,585,746	36,177,938
Research and development expense	19,779,000	19,933,000	18,346,500

Operating income	28,623,897	27,920,746	22,444,698

Other (expense) income, net	(50,216)	(38,626)	57,098
Income before income taxes	28,573,681	27,882,120	22,501,796
Income tax provision	180,000	140,000	128,235
Net income	$28,393,681	$27,742,120	$22,373,561

The accompanying notes are an integral part of these financial statements.

New World Systems Corporation

Statements of Stockholders’ Equity

Years Ended December 31, 2014, 2013 and 2012

			Notes
			Receivable,
	Common Stock		Employee	Retained
	Shares	Amount	Stock	Earnings	Total

Balance at January 1, 2012	3,215,300	$633,406	$(135,382)	$38,801,073	$39,299,097
Net income	—	—	—	22,373,561	22,373,561
Stockholders' distributions	—	—	—	(33,492,891)	(33,492,891)
Issuance of common stock	59,000	1,214,000	—	—	1,214,000
Repurchase of common stock	(46,000)	(113,900)	46,124	(643,600)	(711,376)
Collection of notes receivable, employee stock	—	—	32,542	—	32,542
Balance at December 31, 2012	3,228,300	1,733,506	(56,716)	27,038,143	28,714,933
Net income	—	—	—	27,742,120	27,742,120
Stockholders' distributions	—	—	—	(9,264,953)	(9,264,953)
Issuance of common stock	9,000	120,060	—	—	120,060
Repurchase of common stock	(50,500)	(752,816)	—	(46,075)	(798,891)
Collection of notes receivable, employee stock	—	—	24,338	—	24,338
Balance at December 31, 2013	3,186,800	1,100,750	(32,378)	45,469,235	46,537,607
Net income	—	—	—	28,393,681	28,393,681
Stockholders' distributions	—	—	—	(40,213,032)	(40,213,032)
Issuance of common stock	41,950	734,965	—	—	734,965
Repurchase of common stock	(6,500)	(40,635)	—	(46,075)	(86,710)
Collection of notes receivable, employee stock	—	—	22,838	—	22,838
Balance at December 31, 2014	3,222,250	$1,795,080	$(9,540)	$33,603,809	$35,389,349

The accompanying notes are an integral part of these financial statements.

New World Systems Corporation

Statements of Cash Flows

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012

Cash flows from operating activities
Net income	$28,393,681	$27,742,120	$22,373,561
Adjustments to reconcile net income to net cash
Depreciation and amortization	850,480	819,012	794,806
Loss (gain) on sale of property and equipment	(2,276)	(4,360)	16,893
Provision for losses - accounts receivable	(74,947)	(859,268)	1,034,215
Share based compensation expense	900,632	—	839,400
Changes in operating assets and liabilities:
Accounts receivable	(2,945,173)	(1,663,608)	1,116,919
Prepaid expenses and other current assets	(1,247,197)	590,508	(649,410)
Accounts payable	10,114	(297,080)	(104,580)
Accrued liabilities	(2,304,593)	2,313,175	(3,674,041)
Customer deposits	388,971	(200,777)	312,823
Deferred revenues	4,076,754	5,062,122	1,761,298
Net cash provided by operating activities	28,046,446	33,501,844	23,821,884
Cash flows from investing activities
Acquisitions of property and equipment	(15,174,059)	(1,022,271)	(621,317)
Proceeds from sale of property and equipment	6,554	4,481	5,255
Net cash used in investing activities	(15,167,505)	(1,017,790)	(616,062)
Cash flows from financing activities
Proceeds from issuance of stock	—	120,060	374,600
Repurchase of common stock	—	—	(61,875)
Collection of notes receivable, employee stock	22,838	24,338	32,542
Repayments of long-term debt	(391,294)	(452,336)	(353,166)
Stockholder distributions	(40,213,032)	(11,608,798)	(31,149,046)
Net cash used in financing activities	(40,581,488)	(11,916,736)	(31,156,945)
Net (decrease) increase in cash and cash equivalents	(27,702,547)	20,567,318	(7,951,123)
Cash and cash equivalents
Beginning of year	75,720,549	55,153,231	63,104,354
End of year	$48,018,002	$75,720,549	$55,153,231

Supplemental cash flow information
Cash paid for interest	$62,873	$64,160	$38,144
Cash paid for income taxes	186,138	125,864	149,758
Supplemental disclosures of noncash investing and financing activities
Issuance of long term debt for the repurchase of common stock	$86,710	$798,891	$603,377
Vested performance units converted to shares of common stock	734,965	—	—
Property and equipment in accounts payable	46,309	—	—
Repurchase of common stock through release of receivable for employee stock	—	—	46,124

The accompanying notes are an integral part of these financial statements.

New World Systems Corporation

Notes to Financial Statements

December 31, 2014, 2013 and 2012

1.	Nature of Business and Summary of Significant Accounting Policies

Nature of Business

New World Systems Corporation (the “Company”) designs, develops and licenses proprietary copyrighted software applications and provides related management services and support.  The Company is also a reseller of computer equipment.  Its customers are primarily governmental organizations located throughout the United States.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable.  Deposits with the Company’s bank may exceed the amount of insurance provided on such deposits.  These deposits may be redeemed upon demand.

Product sales and services are provided on credit to the Company’s customers.  Product sales are executed in accordance with specific contract terms and usually require a significant down payment.  The Company performs ongoing credit evaluations of its customers and requires no collateral.  An allowance for losses is maintained at a level deemed appropriate based on such factors as known disputed items, receivable balance and aging, and historical loss and collection experience.  The allowance is charged when receivables are determined to be uncollectible.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.  Cash equivalents, consisting of money market funds, represent approximately 41% as of December 31, 2014.  All of the Company’s cash and cash equivalents are held by two financial institutions and exceed FDIC limits at one financial institution.

Property and Equipment

Property and equipment are stated at cost.  Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation or amortization is removed from the accounts and any resulting gain or loss is credited or charged against income.  Depreciation is computed on a straight-line basis over the estimated useful lives of the assets from three to 39.5 years.  Maintenance and repairs are charged to current operations as incurred, whereas major improvements are capitalized.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board - Accounting Standards Codification 985-605.  The Company recognizes revenue when it has persuasive evidence of an arrangement, the title to the product has transferred or the services have been provided to the customer, the sales price is fixed or determinable, and collectability is reasonably assured.

Software license fee revenue and subscription revenue is derived from the licensing of computer software.  Maintenance and software services revenue is derived from software maintenance and from telephone support, installation, customer training and other services.  Hardware revenue is derived from the delivery of hardware such as computers, servers and other hardware.  The Company’s software licenses are sold as part of an arrangement that includes maintenance and support, installation, training and other services.

New World Systems Corporation

Notes to Financial Statements

December 31, 2014, 2013 and 2012

•

Software and Hardware – Revenue from software license fees and hardware is recognized when the transfer of title has occurred and the Company’s services are not considered essential to the functionality of other elements of the arrangement.

•

Subscriptions – Subscriptions consist of revenues derived from term license arrangements.  The Company accounts for these arrangements under ASC 985-605.  The term license arrangements bundle the license and maintenance into a single fee that is recognized ratably over the term of the arrangement.

•	Maintenance – Revenue from maintenance and support arrangements is deferred and recognized ratably over the term of the maintenance and support arrangements.
•	Software Services – Revenue from customer training, installation and other services is recognized as the services are provided to customers or upon contractual expiration of such services.

Multiple-Element Arrangements – The Company enters into arrangements with customers that may include a combination of software products, system hardware, maintenance and support (which includes unspecified upgrades), installation, customer training, and other services.  The Company allocates the total arrangement fee among the various elements of the arrangement based on the fair value of each of the undelivered elements determined by vendor-specific objective evidence (“VSOE”).  For arrangements in which the Company has the fair value of all undelivered elements but not of a delivered element, the Company recognizes revenue using the residual method.  In software arrangements for which the Company does not have VSOE for all elements, revenue is deferred until the earlier of when VSOE is determined for the undelivered elements (residual method) or when all elements for which the Company does not have vendor-specific objective evidence of fair value have been delivered. The fair value of installation and customer education services and maintenance and support services is established based upon sold separately pricing for the services or stated renewal rate.

Customer billings occur according to contract billing terms.  At December 31, 2014 and 2013, there was approximately $14,146,000 and $11,045,000, respectively, of unbilled accounts receivable included in the accounts receivable balances.

Deferred Revenue

The Company collects software maintenance fees and other amounts in advance of performance of the related service.  Revenue is recognized as the services are provided.  This prepaid revenue is shown on the Company’s balance sheet as a liability under generally accepted accounting principles.  The liability will be recognized as revenue as services are rendered.  These amounts are not refundable.  Such arrangements benefit the Company by providing upfront cash and a more predictable future revenue stream.

Real Estate Activities

Rental income from tenants leasing space in the building owned by the Company is included in administrative expenses.  Rental income is recognized on a straight-line basis over the term of the lease.  Rental income was approximately $266,000 for the year ended December 31, 2014.  Real estate expenses related to the leased space were approximately $216,000 for the year ended December 31, 2014.  There was no rental income or related expenses in 2013 or 2012.

New World Systems Corporation

Notes to Financial Statements

December 31, 2014, 2013 and 2012

Advertising

Advertising costs are expensed when incurred.  Advertising and trade show expenses for the years ended December 31, 2014, 2013 and 2012 totaled approximately $1,414,200, $1,380,000 and $1,168,000, respectively.

Fair Value of Financial Instruments

The Company measures financial assets at fair value on a recurring basis.  Fair value is a market based measurement, not an entity-specific measurement.  Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Financial instruments, including cash and cash equivalents, accounts receivable, other current assets and accounts payable are recorded at carrying value, which approximates fair value due to the short-term maturities of these assets and liabilities.

Income Taxes

The Company has elected to include its taxable income with that of its stockholders under the provisions of Subchapter S of the Internal Revenue Code.  No federal income tax provision has been included in the financial statements since the income or loss from operations is required to be reported by the stockholders of the Company on their respective income tax returns.  The Company records state income tax expense on income attributable to states that do not recognize the Company’s S-Corp status.  These amounts are recorded at the applicable statutory rate.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

2.	Debt

Long-term debt consists of notes payable to former stockholders and employees as part of stock redemption agreements.  Obligations are payable in monthly installments and bear an interest rate of 6%.

Annual maturities of long-term debt as of December 31, 2014 are as follows:

2015	$326,291
2016	255,178
2017	211,366
2018	63,481
2019	—
856,316
Less Short-term portion	(326,291)
Long-term debt, net of current portion	$530,025

New World Systems Corporation

Notes to Financial Statements

December 31, 2014, 2013 and 2012

3.	Accrued Liabilities

At December 31, 2014 and 2013, accrued liabilities consist of the following:

	2014	2013

Bonuses	$3,070,502	$4,986,162
Salaries, wages	1,658,547	$1,462,026
Commissions	944,623	1,116,634
Settlement	—	450,000
Software	243,660	—
Taxes	264,862	294,766
Other accrued liabilities	327,533	320,640
	$6,509,727	$8,630,228

4.	Income Taxes

The provision for income taxes consists of the following:

	2014	2013	2012

Current - State Taxes	$180,000	$140,000	$128,235
Deferred	—	—	—
Total	$180,000	$140,000	$128,235

For uncertainty in tax positions the Company determines whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority.

After reviewing its operations and all relevant tax issues, the Company believes it has no liability for uncertain tax positions.  Consequently, the Company recorded no adjustment during the years ended December 31, 2014 and 2013 related to uncertain tax positions.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates.  In the normal course of business, the Company is subject to examination by federal, state, local and foreign jurisdictions, where applicable.  As of December 31, 2014, there are no tax years prior to the S-corporation election in 2008 that remain subject to examination for an entity level tax by the major tax jurisdictions under the statute of limitations (with limited exceptions).

5.	Lease Commitments

The Company leases its primary operating facility and various other offices, under agreements ending at various dates through 2017 which call for minimum annual rentals, plus annual adjustments for increases in the building’s operating expenses.  The Company also leases vehicles under various operating leases.

New World Systems Corporation

Notes to Financial Statements

December 31, 2014, 2013 and 2012

Total rent expense for all facilities and vehicles for the years ended December 31, 2014, 2013 and 2012 was approximately $883,000, $903,000 and $890,000, respectively.

Minimum future rental payments under operating leases are as follows:

2015	$733,325
2016	5,280
2017	2,200
$740,805

During 2014 the Company purchased land and a building for use as its corporate headquarters for a purchase price of approximately $14.3 million.  The acquisition was accounted for as an asset purchase, as the primary purpose of the purchase was for the corporate use.  Approximately 40% of the building (net book value of approximately $8.8 million at December 31, 2014) is rented to tenants, which is incidental to the primary purpose of the acquisition.  Future minimum rental payments from these tenants is as follows:

2015	$1,096,192
2016	1,384,199
2017	1,398,029
2018	1,407,570
2019	1,323,604
Thereafter	7,924,421
$14,534,015

6.	Contingent Liabilities

The Company is subject to various legal proceedings and claims which arise in the ordinary course of business.  In the opinion of management, the amount of any liability which may result with respect to these actions will not materially affect the financial position or results of operations of the Company.

The Company enters into a variety of agreements in the normal course of business.  Some of these agreements may contain indemnifications or guarantees.  In the opinion of management, the amount of any liability which may result with respect to these agreements will not materially affect the financial position or results of operations of the Company.

7.	Profit-Sharing Plan

The Company has a profit-sharing plan, which includes the provisions of Section 401(k) of the Internal Revenue Code.  The plan covers substantially all eligible employees and provides for employee-elected deferrals not to exceed 20% of compensation subject to limitations under the Internal Revenue Code.  The Company may provide discretionary matching contributions and profit-sharing contributions.  The matching contributions are provided for an amount not to exceed the lesser of $1,500 or 25% of compensation contributed as elected deferrals for each participant.  Profit-sharing and matching contributions are determined at the discretion of the Board of Directors.  For the years ended December 31, 2014, 2013 and 2012, respectively, the Company expensed approximately $504,400, $458,000 and $431,000 for matching contributions and $1,026,900, $1,305,000 and $847,700 for profit-sharing contributions.

New World Systems Corporation

Notes to Financial Statements

December 31, 2014, 2013 and 2012

8.	Performance Incentive Plan

The New World Systems Performance Incentive Plan (“PIP”) is a discretionary plan under which selected members are issued a specific number of PIP incentive units.  These units vest over time.  At the completion of the vesting period, the Company will repurchase the units with cash or through the issuance of notes or stock at a value equal to the formula value under the Employee Stock Purchase Plan.  As of December 31, 2014, 75,750 units were outstanding.  At December 31, 2014 and 2013, $419,386 and $437,810, respectively, was included in long-term liabilities related to this agreement.

9.	Employee Stock Purchase Plan

Under terms of the Employee Stock Purchase plan, as amended, certain employees, officers and directors selected by the Board of Directors may be offered the opportunity to purchase shares of the Company’s common stock.  The Board of Directors shall determine the number of shares to be sold, the dates on which such purchases may be made and the price of the shares issued or redeemed.

A total of 600,000 shares are authorized under the plan.  Consideration for shares of common stock purchased under the plan is paid in cash or by a full recourse promissory note.  Interest on outstanding notes averages 6% per annum.  In the event of termination of a purchaser’s employment within five years or in the event the purchaser attempts to sell or transfer such shares, the Company shall have the right to purchase such shares at the price paid by the purchaser, adjusted to reflect stock splits or capital changes, if any.  In the event of termination after the shares are vested, the Company shall have the right to purchase such shares at the formula value as specified in the plan.

During 2014, there were 41,950 shares converted from the PIP plan and issued under this plan at an average formula value of $17.52 per share.  During the same time period, 6,500 shares were redeemed by the Company at an average formula value of $13.34 per share.

During 2013, there were 9,000 shares issued under the plan at an average formula value of $13.34 per share.  During the same time period, 50,500 shares were redeemed by the Company at an average formula value of $15.82 per share.

During 2012, there were 59,000 shares issued under the plan at an average formula value of $20.58 per share.  During the same period, 46,000 shares were redeemed by the Company at a formula value of $16.47 per share.

The price per share was based upon the formula specified in the plan at the time of the transaction.  There was no compensation cost recognized for the years ended December 31, 2014, 2013 and 2012.

At December 31, 2014 there were 295,250 shares outstanding under the Employee Stock Purchase Agreement.  Using the formula contained in the Employee Stock Purchase Agreement and based upon fiscal year 2012 through 2014 financial results, the formula value of outstanding shares if fully vested would be approximately $4,912,960.  At December 31, 2014, 202,300 shares of the 295,250 shares outstanding were vested.  The remaining 92,950 unvested shares are eligible for vesting at various dates from 2015 to 2023.

New World Systems Corporation

Notes to Financial Statements

December 31, 2014, 2013 and 2012

10.	Research and Development Costs

Costs related to research, design and development of products are charged to research and development expense as incurred.  Software development costs are capitalized beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers.  The Company uses the working model approach to determine technological feasibility.  The Company’s products are released soon after technological feasibility has been established.  As a result, the Company has not capitalized any software development costs because such costs have not been significant.  Research and development expenses approximated $19,779,000, $19,933,000 and $18,346,500 for the years ended December 31, 2014, 2013 and 2012, respectively, and are comprised of direct compensation costs for new and ongoing development and an allocated portion of the Company’s overhead.

11.	New Accounting Pronouncements

Revenue from Contracts with Customers

On May 28, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers.” This ASU is the result of a convergence project between the FASB and the International Accounting Standards Board. The core principle behind ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for delivering those goods and services. This model involves a five-step process that includes identifying the contract with the customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction prices to the performance obligations in the contract and recognizing revenue when (or as) the entity satisfies the performance obligations. The guidance in the ASU supersedes existing revenue recognition guidance and is effective for annual reporting periods beginning after December 15, 2017 with early application not permitted. The ASU allows two methods of adoption; a full retrospective approach where three years of financial information are presented in accordance with the new standard, and a modified retrospective approach where the ASU is applied to the most current period presented in the financial statements.

On April 1, 2015, the FASB voted for a one-year deferral of the effective date of the new standard and will issue an exposure draft proposing the deferral, with a 30-day comment period.  The proposal would now require application of the new standard no later than annual reporting periods beginning after December 15, 2018, including interim reporting periods therein; however, under the proposal, public entities would be permitted to elect to early adopt the new standard as of the original effective date.  We currently expect to adopt the new standard in fiscal year 2018 in accordance with the revised effective date.

The Company is currently assessing the financial impact of adopting the new standard and the methods of adoption; however, given the scope of the new standard, we are currently unable to provide a reasonable estimate regarding the financial impact or which method of adoption of the new standard we will elect.

Disclosure of Uncertainties about an Entities Ability to Continue as a going concern

In August 2014, the FASB amended existing guidance related to the disclosures about an entity’s ability to continue as a going concern. These amendments are intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. These amendments provide guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by

New World Systems Corporation

Notes to Financial Statements

December 31, 2014, 2013 and 2012

organizations in the financial statement footnotes.   The amendments are effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016.  Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The adoption of this standard is not expected to have a material effect on the Company’s operating results or financial condition

12.	Subsequent Events

Subsequent events are events or transactions that occur after the statement of financial condition date but before financial statements are issued or are available to be issued.

The Company has performed an evaluation of subsequent events through March 18, 2015, the date which the report was available for issuance.

On January 9, 2015 the Company paid $3,300,000 as a stockholder distribution, for tax purposes in the normal course of business.